UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

Current Report

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

December 15, 2011

Date of Report (Date of earliest event reported)

IMMERSION CORPORATION

(Exact name of Registrant as specified in its charter)

Delaware	000-27969	94-3180138
(State or other jurisdiction of incorporation)	(Commission file number)	(I.R.S. Employer Identification No.)

30 Rio Robles, San Jose, CA		95134
(Address of principal executive offices)		(Zip Code)

(408) 467-1900

(Registrant’s telephone number, including area code)

Not Applicable

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligations of the registrant under any of the following provisions (see General Instruction A.2 below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

(b)

On December 15, 2011, Shum Mukherjee, Chief Financial Officer of Immersion Corporation (“Immersion”), resigned from his employment with Immersion effective December 31, 2011.

Mr. Viegas will assume the role of interim Chief Financial Officer while the Board of Directors conducts a search for a successor. Bernard J. Whitney, a partner at FLG Partners, a leading CFO services and board advisory firm, has been engaged as a senior financial consultant to assist the company during the transitional period. Prior to joining FLG, Mr. Whitney served as Chief Financial Officer or in other senior financial management roles for fast-growth global technology companies including Handspring, Inc., Sanmina Corp. (NASDAQ: SANM), Network General Corp., and Connor Peripherals, Inc. He presently serves as the Audit Committee Chair of the board of directors at Digimarc Corporation (NASDAQ: DMRC), a digital rights management company.

(e)

Separation Agreement with Mr. Mukherjee

Immersion and Mr. Mukherjee are parties to a Retention and Ownership Change Event Agreement dated April 14, 2010 (the “Retention Agreement”). Immersion and Mr. Mukherjee agreed that his resignation shall be treated as a termination without “Cause” under the Retention Agreement. Under the Retention Agreement, Mr. Mukherjee would be entitled to receive a severance payment in the amount of 6 months of salary, payment of COBRA premiums for 6 months and immediate vesting in fifty percent of his then unvested company equity awards.

Item 9.01 Financial Statements and Exhibits.

(d)	Exhibits.

Exhibit No.	Exhibit Title

99.01	Press Release dated December 15, 2011

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

IMMERSION CORPORATION

Date: December 15, 2011	By:	/s/ Amie Peters
Name: Amie Peters
Title: General Counsel